UNITED STATES
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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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ARISTA NETWORKS, INC.
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Arista - Proxy Supplement 4900-0686-7011 v.8.docx

ARISTA NETWORKS, INC.
SUPPLEMENT TO PROXY STATEMENT FOR THE
2025 ANNUAL MEETING OF STOCKHOLDERS
To be Held at 11:00 a.m. on Friday, May 30, 2025
Explanatory Note

This supplement dated May 19, 2025 (this “Supplement”) supplements the Proxy Statement of Arista Networks, Inc. (the “Company”, “Arista”, “our” or “we”) dated April 16, 2025 (the “Proxy Statement”) describing the matters to be voted upon at the Company’s 2025 annual meeting of stockholders (the “Annual Meeting”). This Supplement updates the Proxy Statement and should be read in conjunction with it.

This Supplement does not change the proposals to be acted on at the Annual Meeting, or the recommendations of the Company’s Board of Directors (the “Board”) in relation thereto, which are described in the Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Proposal No. 1 – Election of Directors

Our director nominees, Charles Giancarlo, Daniel Scheinman and Yvonne Wassenaar (collectively, the “Nominees”) have extensive experience which qualify them to serve on the Board. Their deep expertise and mix of backgrounds allow them to provide strong oversight in areas that are critical to the Company’s continued execution of its business strategy.

Charles Giancarlo

We believe Mr. Giancarlo’s experience in the technology industry in senior leadership positions, as an investor and as a public company board member make him uniquely qualified to serve on the Board, as summarized below.

•Mr. Giancarlo has over forty years of experience in the technology industry which allows him to contribute to the Board through his strong understanding of the Company’s business and the industry it operates in as well as his broad understanding of the operational, financial and strategic issues facing our business.
oMr. Giancarlo has been chief executive officer and a member of the board of directors of Pure Storage, Inc., a data storage solutions company, since 2017.
oMr. Giancarlo held a variety of positions at Cisco Systems from 1993 to 2007. His last position was Executive Vice President, CTO, and Chief Development Officer of Cisco. In this role, he led all of Cisco’s product development and product management activities, including all product and market strategy. During his career at Cisco, Mr. Giancarlo played a leadership role in all of the company’s major customer segments, including the commercial, service provider, enterprise, and consumer businesses, and in the development and execution of Cisco’s business strategies for these important customer segments. Mr. Giancarlo was also responsible for the creation of many of Cisco’s product lines and businesses.

•Mr. Giancarlo has management and operational experience as a current chief executive officer of a technology company, including as the chief executive officer of Pure Storage, Inc. which allows him to provide valuable insight into the Company’s operational issues, a deep understanding of the Company’s risks and opportunities in a rapidly evolving marketplace and first-hand knowledge of the relationship between the board and Chief Executive Officer. In addition, Mr. Giancarlo is a valuable member of our Compensation Committee given his insight into executive compensation and attraction and retention of executives.
•Mr. Giancarlo was the driving force behind the creation and success of many common technologies, including Asynchronous Transfer Mode switching, Ethernet switching, network security, load balancing, Wi-Fi, voice over IP and IP telephony, network access control, and TelePresence which underscores his technological expertise that is key for understanding our business and being able to provide strategic advice.
•Mr. Giancarlo offers a unique investor perspective which is important for maximizing stockholder return.
oFrom 2008 to 2013, Mr. Giancarlo was a Managing Director of Silver Lake Partners, a large technology investment firm, where he managed a group of executives that work to improve the operations of the firm’s portfolio companies and management teams. At Silver Lake, Mr. Giancarlo co-led Silver Lake’s acquisition of Skype from eBay and operated as Executive Chairman of Skype during its revival and eventual sale to Microsoft.
•Mr. Giancarlo has public company board experience in the technology industry, including serving on the board of directors of Pure Storage, Inc., Zscaler, Inc., Netflix Inc. and ServiceNow, Inc. which provides him with valuable perspectives, capabilities and knowledge critical to strategy, management and corporate governance.

Daniel Scheinman

We believe Mr. Scheinman’s position as lead independent director, experience in the technology industry in senior leadership positions and as a public company board member and expertise in legal matters make him uniquely qualified to serve on the Board, as summarized below.

•As our lead independent director, Mr. Scheinman provides leadership to the Board and particularly to the independent directors. As lead independent director, Mr. Scheinman plays a key role communicating with our Chief Executive Officer, disseminating information to the rest of the Board in a timely manner and raising issues with management on behalf of the outside directors when appropriate. The role of our lead independent director is detailed on page 24 of the Proxy Statement.
•Mr. Scheinman has extensive experience in the legal industry, including serving as Senior Vice President and General Counsel of Cisco Systems, Inc. from 1997 to 2001 which provides him with the governance experience to effectively serve as our lead independent director and Chair of our Nominating and Corporate Governance Committee. His legal experience also allows him to provide effective oversight over risk management and legal matters, particularly given the importance of intellectual property to the Company.
oAs Chair of the Nominating and Corporate Governance Committee, Mr. Scheinman has overseen Arista’s adoption of sound corporate governance principles. For example, in 2023, Arista adopted proxy access which allows stockholders or groups of stockholders who have for at least three years maintained continuous ownership of at least 3% of the Company’s common stock to collectively include a number of director nominees not exceeding the greater of (A) two or (B) 20% of the number of directors in office. In addition, Arista also actively engages its stockholders where it meets with its stockholders and other key stakeholders year-round. Arista’s corporate governance principles and practices are detailed on page 2 of the Proxy Statement.
•Mr. Scheinman has expertise in the technology industry, serving as Senior Vice President, Cisco Media Solutions Group and on the boards at numerous technology companies which allows him to contribute to the Board through his strong understanding of the Company’s business and the industry it operates in.
•Mr. Scheinman has public company board experience in the technology industry, including serving on the board of directors of Zoom Video Communications, Inc. and SentinelOne, Inc. which provides him with insight into best practices for corporate governance in our industry to make him an effective Chair of the Nominating and Corporate Governance Committee and allows him to offer valuable perspectives, capabilities and knowledge critical to strategy, management and corporate governance.

Yvonne Wassenaar

We believe Ms. Wassenaar’s experience in the technology industry in senior leadership positions and as a public company board member and expertise in cybersecurity matters make her uniquely qualified to serve on the Board, as summarized below.

•Ms. Wassenaar is a seasoned operator with a proven record of leading companies in the technology industry, including as chief executive officer of Puppet, Inc., VP of Strategy running the office of the chief executive officer at VMWare, chief information officer at New Relic, Inc. and chief executive officer of Airware Inc. which allows her to provide valuable insight into the Company’s operational issues, a deep understanding of the Company’s risks and opportunities in a rapidly evolving marketplace and first-hand knowledge of the relationship between the board and Chief Executive Officer.
•Ms. Wassenaar has expertise in cybersecurity matters which allows her to effectively oversee management’s implementation of our cybersecurity risk management program in her role on the Company’s Audit Committee.
•Ms. Wassenaar has public company board experience in the technology industry, including currently serving on the board of directors of JFrog, Inc., Rubrik, Inc. and Braze, Inc. and previously serving on the boards of Mulesoft, Anaplan and Forrester Research which provides her with insight into best practices for corporate governance in our industry to make her an effective member of the Nominating and Corporate Governance Committee and allows her to offer valuable perspectives, capabilities and knowledge critical to strategy, management and corporate governance.

The key qualifications, skills and attributes of the Nominees are also detailed in the skills matrix on page 17 of the Proxy Statement.

In addition, the Nominees have all overseen positive financial and company performance during their tenure, including the following:
•Over 90% increase in our stock price in fiscal year 2024 and over 600% increase in our stock price over the last five years (May 15, 2020 to May 15, 2025)
•Record $7 billion in revenue in fiscal year 2024, an increase of 19.5% compared to fiscal year 2023;
•GAAP gross margin of 64.1%, compared to GAAP gross margin of 61.9% in fiscal year 2023; and

•GAAP net income of $2.852 billion, or $2.23 per diluted share, compared to GAAP net income of $2.087 billion, or $1.65 per diluted share, in fiscal year 2023.

The Board reiterates its recommendations that stockholders vote in favor of the Nominees’ election to the Board.

Proposal No. 2 – Advisory Vote on Executive Compensation

Say on Pay

Kenneth Duda is one of our founders and has served in various key roles at the Company, including as Chief Technology Officer, since 2011. In fiscal year 2023, he was appointed to the Board, in part due to his extensive experience in the networking industry and the operational insight and expertise he has accumulated as one of our founders. He receives no compensation in connection with his services on the Board. In fiscal year 2024, we expanded his role as an employee to include additional duties and responsibilities such as his oversight of all software and hardware engineering.

Mr. Duda’s contributions to Arista and in the network industry cannot be overstated. He is a pioneer in high-performance networking software, lead architect of Arista’s EOS Network Data Lake (NetDL) and drives Network as a Service (NAAS) initiatives across Arista’s products. He is also the co-author of network virtualization specifications including VXLAN with VMware and NVGRE with Microsoft. He has been invaluable to our past success and is crucial for our ability to achieve our future goals and create long-term stockholder value.

In recognition of Mr. Duda’s outsized role within our organization, including his expanded employment duties in fiscal year 2024, and to further incentive him to provide outstanding contributions toward the achievement of our objectives over the long-term, our Compensation Committee granted him an award of restricted stock units with a grant value of $25 million (the “Supplemental Award”). The Supplemental Award is scheduled to vest over a delayed 5-year period, with 5% of the award vesting on each of 20 quarterly vesting dates beginning on November 20, 2025, subject to Mr. Duda remaining in service with the Company. This amounts to vesting of approximately $5 million annually over a 5-year period based on our stock price as of the grant date.

In light of the recommendations of Glass, Lewis & Co. and Institutional Shareholder Services to vote against our Advisory Vote on Executive Compensation, we feel it necessary to provide additional context regarding the Supplemental Award.

Mr. Duda’s historical contributions have been integral to our success, our achievement of our strategic objectives, our creation of long-term stockholder value, and our high performance against our peers. As the pace of change accelerates industry-wide, we expect that his experience across a wide breadth of the technology sector will continue to be fundamental to our ability to execute on our business strategy and achieve our operational goals over the vesting period of the Supplemental Award and beyond. Retention was a key consideration of our Compensation Committee in approving the Supplemental Award. As an industry-leading innovator, Mr. Duda has many other exciting opportunities available to him. In establishing the size of the Supplemental Award, our Compensation Committee considered the new hire earning opportunities that Mr. Duda would be eligible to receive for a comparable leadership role with another employer. In light of these considerations, our Compensation Committee believed that the Supplemental Award – representing approximately $5 million annually in additional equity – was necessary to retain Mr. Duda as a key executive and a member of the Board, and to provide him a reward commensurate with his expected contributions in driving growth in our business.

Further, the extended vesting schedule of the Supplemental Grant was designed to ensure his long-term commitment to our business strategy and operational goals, with vesting on a delayed schedule spread over 5 years, rather than our typical 3-year time-based vesting schedule. Prior to approving the Supplemental Award, our Compensation Committee considered projected annual vesting of Mr. Duda’s aggregate awards inclusive of the Supplemental Award in consultation with Aon, plc, a national compensation consulting firm and our Compensation Consultant’s independent compensation consultant, and determined that the Supplemental Award represents an appropriate-sized grant for a key contributor such as Mr. Duda. While the Supplemental Award, if vested, may bring Mr. Duda’s compensation to levels approximating the compensation of a chief executive officer at comparable companies, we believe that his importance to our business and his expected contributions both as a member of the Board and executive justify that result.

While the Supplemental Award is not tied to achievement of performance metrics, a significant portion of Mr. Duda’s other compensation is already performance-based. In fiscal years 2022, 2023 and 2024, our Compensation Committee granted Mr. Duda a series of performance awards that have consecutive, overlapping 1-year performance vesting periods. In addition, as an employee of the Company, Mr. Duda remains eligible to participate in our short-term, performance-based annual bonus program. In light of this, our Compensation Committee determined that its objectives with respect to the Supplemental Award would be better satisfied by a time-based award. Additionally, Mr. Duda’s at-risk, performance-based compensation makes up a substantial portion of his total target compensation, even after accounting for the Supplemental Award, and the actual value that Mr. Duda realizes from the Supplemental Award is dependent on our stock price performance as of the RSU vesting date. It is also important to consider that we currently see the Supplemental Award as a one-time event aligned with the timing of his broader role at the company, and do not have any current plans to make additional grants to Mr. Duda outside of our executive equity grant practices in connection with Mr. Duda’s role as Chief Technology Officer or as a member of our Board.

Our historical commitment to aligning pay for performance is demonstrated by our recent say-on-pay votes, in which approximately 93% of the votes cast in 2023 and 94% of the votes cast in 2024 approved our compensation program in the respective year. Our Compensation Committee considered the results of the annual say-on-pay stockholder advisory vote and stockholder feedback on our executive compensation program as part of its annual executive compensation review, including its decision to grant the Supplemental Award. We remain committed to the principles of aligning pay for performance, and believe that the Supplemental Award will strengthen that alignment and help us achieve our goals. We manage our equity plan responsibly, as indicated by our current one-year burn rate and three-year average burn rate being less than one percent. As a result, we believe that the recommendations of Glass, Lewis & Co. and Institutional Shareholder Services to vote against our Advisory Vote on Executive Compensation are unwarranted.

The Board reiterates its recommendations that stockholders vote in favor of Advisory Vote on Executive Compensation.

Important Information

The Company has filed a definitive Proxy Statement with the Securities and Exchange Commission (“SEC”) and has furnished to its stockholders a Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its stockholders to read the Proxy Statement, as supplemented by this Supplement, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.